Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports Third Quarter Financial Results
•	Nonperforming loans decline 10% to $57.7 million, or 2.87% of total assets, on $16.0 million of charge-offs as management strives to put problem assets behind us

•	Company maintains “well-capitalized” regulatory status, including a 12.21% total risk-based capital ratio at September 30, 2009

•	Net interest income increased $1.2 million, or 8% over the linked quarter, on higher net interest margin resulting from lower costs of liabilities, but declined 2% over prior year third quarter on lower average loan balances

•	Net interest margin increased 36 basis points over linked quarter due to repricing of maturing time deposits. Management anticipates continued improvement over the short term with $483 million of deposits still to mature before the end of December

•	NOW checking accounts increase 17% for the quarter, or $31.0 million, to $211.6 million due to new marketing campaign

•	Company absorbs $2.9 million in one-time expenses related to branch closing costs, termination of non-executive management contracts and the decision to retire certain IT systems anticipated to result in improved future operating efficiencies

•	Excluding one-time expenses and $3.4 million increase in FDIC insurance assessments, year to date non-interest expense declines $4.4 million as management focuses on improved cost management culture
GREENSBORO, N.C., October 28, 2009 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported financial results for the three and nine month periods ended September 30, 2009. For the three months ended September 30, 2009, net loss was $5.7 million and net loss available to common shareholders was $6.4 million, or $0.41 per diluted share, compared to net loss of $1.6 million, or $0.10 per diluted share, in the third quarter of 2008. For the nine months ended September 30, 2009, net loss was $15.2 million and net loss available to common shareholders was $17.4 million, or $1.11 per diluted share, compared to net income of $1.7 million, or $0.11 per diluted share, in the first nine months of 2008.
Results for the three months and nine months ended September 30, 2009 include one-time charges of $2.9 million pre-tax, or $0.11 after tax per diluted common share. These charges include $1.2 million related to the recently announced plan to restructure branch operations in the Piedmont Triad region of North Carolina, $1.1 million for the Company’s decision to upgrade to a new core processing system, and $580,000 to terminate certain non-executive employment agreements. These charges were partially offset by a positive impact from the sale of the Bank’s merchant services portfolio, which totaled $1.1 million pre-tax, net of expenses, or $0.04 after tax per diluted common share.

Asset Quality
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “We continue to experience a number of positive trends. Most notably, the emergence of new problem assets has slowed considerably, while the level of problem loans declined due to charge offs. Our desire is to put our problem loans behind us as quickly as possible. During the September quarter, the Company charged off $16.0 million of loans. The high level of charge offs led to a 10% decline in nonperforming loans and an ending nonperforming loans to total asset balance ratio of 2.87% at September 30, 2009 compared to 3.10% at June 30, 2009.” Ridgill continued, “The outlook for commercial real estate remains troubling and we anticipate additional problems are going to emerge; however, we believe the steps we took this quarter will significantly improve the Company’s operating results in the fourth quarter of 2009 and into fiscal 2010.” Year to date, the Company has taken net charge offs of $27.1 million, or approximately 1.7% of total loans. The ratio of nonperforming loans to total loans is 3.86% at September 30, 2009 compared to 4.19% at June 30, 2009.
The provision for credit losses during the third quarter of 2009 was $10.8 million versus $4.7 million for the third quarter of 2008. For the nine months ended September 30 2009, provision expense was $30.2 million, compared to $10.7 million in the same period of 2008. Since September 30, 2008, the Company has grown the allowance for credit losses by $8.0 million from $30.8 million at September 30, 2008 to $38.8 million at September 30, 2009 and the allowance for credit losses to total loans from 1.90% to 2.60%.
Ridgill added, “Despite the high level of charge offs for the year, the Company’s capital and reserves remain well positioned to continue to weather the ongoing challenges in our economy.” The Company’s total risk based capital level fell 4 basis points during the quarter to 12.21% at September 30, 2009 exceeding the minimum “well capitalized” level of 10.0%.
Operating Results
On a linked quarter, net interest income increased $1.2 million, or 8.0%, to $15.0 million for the quarter ended September 30, 2009, from $13.8 million for the quarter ended June 30, 2009 due to a higher net interest margin. The margin rose due to lower cost of deposits which resulted from lower renewal rates on maturing time deposits and a shift in the deposit base to more transaction accounts. The net interest margin increased 29 basis points to 3.27% for the quarter ending September 30, 2009 compared to 2.98% for the quarter ending June 30, 2009. Compared to the same quarter a year ago, the net interest margin fell 7 basis points from 3.34% for the three months ending September 30, 2008, which was the primary cause of the decline in net interest income from $15.3 million in the third quarter of 2008. Ridgill stated, “I believe that we are positioned to experience continued improvement in the Company’s net interest margin and resulting net interest income as $483 million of additional time deposits will mature and likely renew at lower rates from their current average cost of 3.15%.”
Noninterest income for the quarter ended September 30, 2009 increased to $5.6 million, versus $4.6 million for the same period in 2008, and for the nine months ended September 30, 2009 noninterest income was $14.3 million, compared to $16.0 million for the first nine months of 2008. Noninterest income for the third quarter and first nine months of 2009 included $1.1 million in gains on the sale of the Bank’s merchant services portfolio, while noninterest income in the first nine months of 2008 included $2.5 million in gains on the sale of investment securities. Excluding these one-time gains, noninterest income was comparable for the periods. Noninterest expense for the third quarter of 2009 was $19.8 million, an increase of $2.2 million from $17.6 million in the third quarter of 2008. For the first nine months of 2009, noninterest expense was $53.9 million, an increase of $2.0 million from $51.9 million in the first nine months of 2008. The increases were primarily the result of the one-time charges described earlier. Personnel expense decreased to $23.6 million in the first nine months of 2009 from $26.8 million in the first nine months of 2008, or 11.8%, primarily as a result of a reduction in the number of employees; however the reduction in expense was partially offset by the one-time costs. The Company also reduced costs in advertising, telephone, travel and printing and supplies expense. These savings were offset by a substantial increase in FDIC insurance premiums, which grew from $451,000 in the first nine months of 2008 to $3.9 million in the first nine months of 2009, including a special assessment of $970,000 recorded in the second quarter of 2009.
Ridgill noted, “Our year-long efforts to improve the cost management culture by controlling that which is controllable have paid sizable dividends. Excluding one time expenses and the $3.5 million increase in FDIC insurance assessments, year to date non-interest expense declined $4.4 million.”
Balance Sheet
As of September 30, 2009, total assets were approximately $2.01 billion, down $69.1 million, or 3.3%, from $2.08 billion at December 31, 2008, and down 4.7% from $2.11 billion at the year-ago date. The decrease is primarily the result of a decline in the Company’s loan balance, which was $1.50 billion as of September 30, 2009, compared to $1.60 billion as of December 31, 2008, a decrease of $108.6 million, or 6.8%, and compared to $1.63 billion at September 30, 2008, a decrease of $130.5 million, or 8.0%. The decrease in loans was due primarily to principal reductions and loan payoffs exceeding new loan opportunities. The Company continues to pursue quality lending opportunities. For the quarter, interest earning assets were largely unchanged as the Company replaced loan runoff with lower risk weighted investment securities, which increased $29.3 million during the quarter.
Deposits declined $48.9 million to $1.61 billion during the three months ending September 30, 2009. The decline in deposits was due to a $53.9 million decline in time deposits to $823.9 million at September 30, 2009. CD balances declined due to customers pursuing higher rates elsewhere at maturity. The weighted average interest rates of CDs declined from 3.24% at June 30, 2009 to 2.84% at September 30, 2009. Management anticipates continued declines in CD prices through December 2009 as $483.2 million of CDs with an average interest rate of 3.15% are set to mature prior to year end. The decline in time deposits was partially offset by strong growth in core NOW checking account balances, which increased 17%, or $31.0 million, to $211.6 million during the three months ending September 30, 2009. The growth in the NOW accounts was due primarily to the success of a new marketing campaign.
Federal Home Loan Bank borrowings at September 30, 2009 were $136.7 million, down $2.3 million, or 1.7%, from $139.0 million at December 31, 2008.
Shareholders’ equity declined $851,000 to $166.4 million at September 30, 2009 from $167.2 million at June 30, 2009. The decline in equity was due primarily to the $5.7 million net loss, which was largely offset by a $5.5 million increase in accumulated other comprehensive income. For the year, shareholders’ equity declined $12.8 million from $179.2 million at December 31, 2008. The decrease in shareholders’ equity from year end was primarily the result of the net loss available to common shareholders recorded in the first nine months of 2009, partially offset by changes in unrealized gains and losses on investment securities.
Outlook
Mr. Ridgill expressed management’s belief that “Fiscal 2009 is likely going to be remembered as one of the worst economic periods in history. Despite the challenges the Company has faced, the asset quality of the loan portfolio is improving; we are gaining increased operating efficiencies and the Company’s capital and reserves remain strong. I believe the Company is well positioned for significant improvement in operating results for three reasons. First, our efforts to accelerate and absorb credit related losses in the third quarter should lower credit related costs in the near term. Second, the Company’s net interest margin is expected to continue to rise over the next two quarters fueled by the lower renewal cost of deposits stemming from $483 million of CDs set to mature during the fourth quarter. Finally, I believe that management’s efforts to restructure branch operations, terminate certain non-executive management contracts and retire discontinued software and technology systems will result in continued cost savings into fiscal 2010.”
Mr. Ridgill concluded, “While this economy is challenging, there are a number of unique opportunities being created. We plan to be opportunistic and are prepared to take advantage of these opportunities as they emerge.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.0 billion. The Bank has 37 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,518,257	$20,736	5.42%	$1,601,183	$25,100	6.24%
Investment securities	311,403	4,206	5.36%	257,871	3,469	5.35%
Other earning assets	57,128	48	0.33%	22,382	138	2.45%

Total Earning Assets	1,886,788	24,990	5.25%	1,881,436	28,707	6.07%
Non-Earning Assets	131,399			173,359

Total Assets	2,018,187	24,990		2,054,795	28,707

Interest-Bearing Liabilities
Deposits	1,468,932	7,648	2.07%	1,492,681	10,896	2.90%
Borrowings	200,554	1,792	3.54%	200,386	2,017	4.00%

Total Interest-Bearing Liabilities	1,669,486	9,440	2.24%	1,693,067	12,913	3.03%
Demand deposits	157,889			161,367
Other liabilities	22,870			12,739
Shareholders’ equity	167,942			187,622

Total Liabilities and Shareholders’ Equity	2,018,187	9,440		2,054,795	12,913

Net Interest Income		15,550			15,794
Net Interest Margin			3.27%			3.34%
Interest Rate Spread			3.01%			3.04%

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

Earning Assets
Loans receivable	$1,555,566	$63,990	5.50%	$1,560,476	$77,377	6.62%
Investment securities	299,682	11,865	5.29%	318,949	13,229	5.54%
Other earning assets	100,970	213	0.28%	19,772	644	4.35%

Total Earning Assets	1,956,218	76,068	5.20%	1,899,197	91,250	6.42%
Non-Earning Assets	122,068			179,064

Total Assets	2,078,286	76,068		2,078,261	91,250

Interest-Bearing Liabilities
Deposits	1,505,109	26,226	2.33%	1,473,092	33,916	3.08%
Borrowings	222,810	5,464	3.28%	230,178	6,922	4.02%

Total Interest-Bearing Liabilities	1,727,919	31,690	2.45%	1,703,270	40,838	3.20%
Demand deposits	157,196			166,940
Other liabilities	21,084			15,489
Shareholders’ equity	172,087			192,562

Total Liabilities and Shareholders’ Equity	2,078,286	31,690		2,078,261	40,838

Net Interest Income		44,378			50,412
Net Interest Margin			3.03%			3.55%
Interest Rate Spread			2.75%			3.22%

FINANCIAL SUMMARY

	2009						2008
Period-End Balances	Third		Second		First		Fourth		Third
(Dollars in thousands)	Quarter		Quarter		Quarter		Quarter		Quarter
Assets	$2,009,544		$2,065,297		$2,136,621		$2,078,627		$2,108,294
Loans	1,495,966		1,526,550		1,575,452		1,604,525		1,626,504
Investment securities	344,268		314,999		305,280		288,571		272,298
Earning assets	1,857,677		1,927,843		1,949,362		1,947,964		1,917,535
Noninterest-bearing deposits	159,725		160,827		159,440		149,583		174,217
Savings deposits	40,365		41,091		40,960		39,692		39,696
NOW accounts	211,570		180,555		185,418		172,943		162,912
Money market accounts	376,982		401,211		397,979		401,098		409,833
Time deposits	823,916		877,770		921,331		900,148		838,634
Interest-bearing liabilities	1,662,807		1,713,320		1,783,521		1,729,695		1,739,899
Shareholders’ equity	166,397		167,248		173,727		179,236		184,151

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Past due 90 days or more and still accruing	$3,349		$3,754		$3,038		$1,277		$413
Nonaccrual loans	51,332		56,210		53,022		38,029		33,865
Restructured loans	3,007		4,062		4,078		250		260

Total nonperforming loans	57,688		64,026		60,138		39,556		34,538
Other real estate owned	19,031		16,030		12,345		9,080		7,587

Total nonperforming assets	$76,719		$80,056		$72,483		$48,636		$42,125
Net chargeoffs	16,010		7,783		3,290		9,759		4,952
Allowance for credit losses	38,902		44,104		41,034		35,806		30,984
Allowance for credit losses to total loans	2.60%		2.89%		2.60%		2.23%		1.90%
Nonperforming loans to total loans	3.86		4.19		3.82		2.47		2.12
Nonperforming assets to total assets	3.82		3.88		3.39		2.34		2.00
Nonperforming loans to total assets	2.87		3.10		2.81		1.90		1.64
Net charge-off percentage (annualized)	4.25		2.04		0.84		2.43		1.22
Allowance for credit losses to nonperforming loans	0.67	X	0.69	X	0.68	X	0.91	X	0.90	X

FINANCIAL SUMMARY

Income Statement Data	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands, except share data)	2009	2008	2009	2008

Interest income:
Loans	$20,735	$25,112	$63,990	$77,406
Other	3,736	3,144	10,577	12,509

Total interest income	24,471	28,256	74,567	89,915
Interest expense	9,441	12,913	31,690	40,838

Net interest income	15,030	15,343	42,877	49,077
Provision for credit losses	10,808	4,656	30,179	10,682

Net interest income after provision for credit losses	4,222	10,687	12,698	38,395
Noninterest income	5,595	4,635	14,294	15,993
Noninterest expense	19,818	17,637	53,895	51,933

Income (loss) before income taxes	(10,001)	(2,315)	(26,903)	2,455
Income taxes	(4,347)	(726)	(11,719)	774

Net income (loss)	(5,654)	(1,589)	(15,184)	1,681
Dividends and accretion on preferred stock	(729)	—	(2,187)	—

Net income (loss) available to common shareholders	($6,383)	($1,589)	($17,371)	$1,681

Net income (loss) per share:
Basic	($0.41)	($0.10)	($1.11)	$0.11
Diluted	($0.41)	($0.10)	($1.11)	$0.11

Other Data
Return on average assets	(1.12)%	(0.31)%	(0.97)%	0.11%
Return on average equity	(13.47)	(3.37)	(11.76)	1.17
Net yield on earning assets	3.27	3.34	3.03	3.55
Efficiency	93.72	85.73	91.86	77.81
Average loans to assets	75.23	77.92	74.85	75.09
Average loans to deposits	93.33	96.80	93.58	95.15
Average noninterest — bearing deposits to total deposits	9.71	9.76	9.46	10.18
Average equity to assets	8.32	9.13	8.28	9.27
Total risk-based capital ratio	12.21	10.18	12.21	10.18

COMMON STOCK DATA

	2009			2008
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$2.74	$2.07	$2.11	$2.38	$4.51
High	3.11	2.70	3.04	6.00	9.11
Low	1.82	1.39	0.94	2.01	3.90
Book value	7.28	7.34	7.75	8.10	11.76
Tangible book value	6.94	6.98	7.38	7.71	8.15
Dividend	—	—	—	—	0.05
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868